EXHIBIT 10.38
Fair Isaac Corporation
2021 Long-Term Incentive Plan
Executive Restricted Stock Unit Award Agreement (U.S.)

Terms and Conditions*

1.    Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Executive Restricted Stock Unit Award Agreement (the “Agreement”) and subject to the terms and conditions of the Plan, an Award of the number of Stock Units (the “Units”) specified on the cover page of this Agreement. Each Unit represents the right to receive one Share and will be credited to an account in your name maintained by the Company or its agent. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.    Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by a transfer upon your death in accordance with your will, by the applicable laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan (to the extent such designation is valid under applicable law). Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 of this Agreement until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.    Vesting of Units.

(a)    Scheduled Vesting. If you remain a Service Provider to the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the vesting schedule on the cover page of this Agreement.

(b)    Continued Vesting. Notwithstanding Section 3(a), vesting of the Units will continue in accordance with the vesting schedule specified on the cover page of this Agreement if your Service to the Company or any Affiliate terminates because of your Retirement and the following conditions are satisfied: (i) you commenced discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding your retirement from Service at least 12 full months prior to the date your Service terminates (the “Retirement Date”) and (ii) during the period beginning on your Retirement Date and ending on the final day of the vesting schedule specified on the cover page, you: (a) continue to be available to provide Service as requested and (b) do not become employed by or otherwise provide paid services to any other entity or organization; provided, however, that you may be permitted to serve as an independent director on the board of directors for one or more entities that are not competitive with the Company’s business so long as any such service as an independent director is reviewed and approved in advance by the Committee. For the avoidance of doubt, if you fail to comply with the conditions in this Section 3(b), you will forfeit all unvested Units.
*    To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

For purposes of this Award, “Retirement” means the termination of your employment when (i) you (A) are age 55 or older, (B) have at least five years of continuous Service as an employee (which must be immediately preceding the date of termination) and (C) have served at least five cumulative years as an Executive Vice President (or higher level) of the Company (while both (B) and (C) must be satisfied, periods of time served as an Executive Vice President (or higher level) under (C) may also be counted toward the five years of continuous Service requirement under (B)), and (ii) the sum of your age as of the date of your termination plus your years of Service as an employee equals at least 75. Any Units that vest pursuant to this Section 3(b) shall be paid to you not later than 74 days after the applicable vesting date of the Units as specified on the cover page of this Agreement.

(c)    Accelerated Vesting. Vesting of the Units will be accelerated if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting will also be accelerated under the circumstances described in Section 12(d) of the Plan and may be accelerated by action of the Committee in accordance with Sections 3(b)(2), 12(b)(3) and 12(c) of the Plan. Vesting may also be accelerated upon the occurrence of events and in accordance with the terms and conditions specified in any other written agreement you have with the Company.

4.    Service Requirement. Except as otherwise provided in accordance with Sections 3(b) or 3(c) of this Agreement, if you cease to be a Service Provider to the Company or any of its Affiliates prior to the vesting date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

5.    Leave of Absence. Your Service will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service to the Company or any Affiliate following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

6.    Settlement of Units. After any Units vest pursuant to Sections 3(a) or 3(c) of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to you, or to your validly designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit (the date of such issuance being the “Settlement Date”). After any Units vest pursuant to Section 3(b) of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A–3(d)), cause to be issued and delivered to you, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for you at E*TRADE or another broker designated by the Company, or by another method provided by the Company, and shall be subject to the tax withholding provisions of Section 7 of this Agreement and the compliance provisions of Section 15 of this Agreement.

7.    Tax Consequences and Withholding. You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the Shares acquired pursuant to the Award, and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company (or your employer, if different) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the tax withholding event, you agree to make arrangements to satisfy all Tax-Related Items. In this regard, you authorize the Company to satisfy any applicable withholding obligation for the Tax-Related Items through an automatic Share withholding procedure (the “Share Withholding Method”). Under the Share Withholding Method, the Company or its agent will withhold, upon the tax withholding event, a portion of the Shares with a Fair Market Value (measured as of such date) sufficient to cover the Tax-Related Items; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s withholding obligation using the applicable minimum statutory withholding rate or such other rate as may be permitted under the Plan up to the maximum rate applicable in your jurisdiction. You will be deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
    In the event the Committee determines that the Share Withholding Method would be problematic under applicable tax or securities laws or would result in materially adverse accounting consequences, you authorize the Company to collect the Tax-Related Items through, one of the following alternative methods:

    (a)    the use of the proceeds from a next-day sale of the Shares issued to you, provided that (i) such sale is permissible under the Company’s trading policies governing its securities, (ii) you make an irrevocable commitment, on or before a Settlement Date, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002;

    (b)    delivery of your authorization to E*TRADE (or another broker designated by the Company) to transfer to the Company from your account at such broker the amount of such Tax-Related Items;

    (c)    withholding from your wages or other cash compensation paid to you by the Company; and/or

    (d)    any other method approved by the Company and permitted under applicable law.

    In the event of any over-withholding, you will have no entitlement to the over-withheld amount in Shares and such amounts will be refunded to you in cash in accordance with applicable law.

    The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

8.    No Shareholder Rights Before Settlement. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Award unless and until Shares are issued to you upon settlement of the Units as provided in Section 6 of this Agreement.

9.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12.    Choice of Law and Venue. This Award and Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Minnesota, and all Participants agree to the exclusive venue and jurisdiction of the State and Federal Courts located in Hennepin County, Minnesota and waive any objection based on lack of jurisdiction or inconvenient forum. Any action relating to or arising out of this Plan must be commenced within one year after the cause of action accrued. This provision will not apply to Participants who primarily reside and work in California.

13.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Units prior to the completion of any registration or qualification of the shares under U.S. federal, state or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.

15.    Insider Trading Policy. You acknowledge that you are subject to the Company’s insider trading policy as set forth in the “Statement of Company Policy as to Trades in the Company’s Securities By Company Personnel and Confidential Information” and that you are responsible for ensuring compliance with the restrictions and requirements therein.

16.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.    Section 409A of the Code. The Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to either be exempt from or comply with Section 409A of the Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

19.    Compensation Recovery Policy. This Award and any compensation associated therewith shall be subject to forfeiture, recovery by the Company or any other action pursuant to any compensation recovery policy or policies adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act or any related rules applicable to the Company, as such policy or policies may be in effect from time to time. This Agreement will be automatically amended to comply with all such recovery policies.

20.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

21.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By accepting this Award in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan document.

PARTICIPANT	FAIR ISAAC CORPORATION

By:
Title: Executive Vice President,
General Counsel and Secretary

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